Exhibit 99.2

NEWS RELEASE

FOR IMMEDIATE RELEASE

LEXICON ANNOUNCES PRICING OF $85.0 MILLION PUBLIC OFFERING AND

CONCURRENT PRIVATE PLACEMENT

The Woodlands, Texas, July 28, 2022 – Lexicon Pharmaceuticals, Inc. (Nasdaq: LXRX) (“Lexicon”) today announced the pricing of its previously announced underwritten public offering of 16,843,600 shares of its common stock, par value $0.001 (the “Common Stock”). The shares of Common Stock are being offered at a public offering price of $2.50 per share. All of the shares are being offered by Lexicon. The gross proceeds from the public offering are expected to be approximately $42.1 million, before deducting underwriting discounts and commissions and other offering expenses. In addition, Lexicon has granted the underwriters a 30-day option to purchase up to an additional 2,526,540 shares of Common Stock (the “Option Shares”) at the public offering price, less underwriting discounts and commissions. The public offering is expected to close on or about August 1, 2022, subject to the satisfaction of customary closing conditions.

Lexicon currently intends to use the net proceeds that it will receive from the public offering and the concurrent private placement, together with its existing cash and cash equivalents and short-term investments, for (i) funding pre-commercial and commercial launch activities for sotagliflozin in heart failure; (ii) funding continued development of sotagliflozin in heart failure and LX9211 in neuropathic pain; and (iii) working capital and other general corporate purposes.

Citigroup and Piper Sandler are acting as joint book-running managers for the public offering.

In addition to the shares being sold in the underwritten public offering, Lexicon has agreed to sell 17,156,400 shares of its Common Stock to raise gross proceeds of approximately $42.9 million in a concurrent private placement at $2.50 per share to one or more affiliates (the “Private Placement Purchasers”) of Invus, L.P., Lexicon’s largest stockholder. The Private Placement Purchasers will have the option to purchase, on a pro rata basis, up to an additional 2,573,460 shares of Common Stock at the public offering price of $2.50 per share to the extent the underwriters exercise their option to purchase the Option Shares. The sale of these shares of Common Stock will not be registered under the Securities Act of 1933, as amended (the “Securities Act”). The concurrent private placement is also scheduled to close on August 1, 2022, subject to the satisfaction of customary closing conditions. The closing of the underwritten public offering is not conditioned on the closing of the concurrent private placement.

A shelf registration statement on Form S-3 relating to the underwritten public offering was filed with the U.S. Securities and Exchange Commission (“SEC”) on August 6, 2021 and declared effective by the SEC on September 14, 2021. The shares of Common Stock proposed to be issued in the concurrent private placement have not been registered under the Securities Act, or the securities laws of any state or other jurisdiction in the United States, and may not be offered, pledged, sold, delivered or otherwise transferred, directly or indirectly, in the United States except pursuant to registration under the Securities Act, or an applicable exemption from the registration requirements of the Securities Act and, in each case, in compliance with other applicable securities laws. A preliminary prospectus supplement and accompanying prospectus relating to the underwritten public offering have been filed with the SEC and are available on the SEC’s website at www.sec.gov. A final prospectus supplement and accompanying prospectus will be filed with the SEC. When available, copies of the final prospectus supplement and accompanying prospectus may also be obtained from Citigroup Global Markets Inc., c/o Broadridge Financial Services, 1155 Long Island Avenue, Edgewood, NY 11717, or by telephone at 1-800-831-9146, or by email at prospectus@citi.com; or Piper Sandler & Co., 800 Nicollet Mall, J12S03, Minneapolis, Minnesota 55402, Attn: Prospectus Department, by telephone at 1-800-747-3924, or by email at prospectus@psc.com.

This press release does not constitute an offer to sell, or the solicitation of an offer to buy, these securities, nor will there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale is not permitted.

About Lexicon Pharmaceuticals

Lexicon is a biopharmaceutical company with a mission of pioneering medicines that transform patients’ lives. Through its Genome5000™ program, Lexicon scientists studied the role and function of nearly 5,000 genes and identified more than 100 protein targets with significant therapeutic potential in a range of diseases. Through the precise targeting of these proteins, Lexicon is pioneering the discovery and development of innovative medicines to safely and effectively treat disease. Lexicon advanced one of these medicines to market and has a pipeline of promising drug candidates in discovery and clinical and preclinical development in heart failure, neuropathic pain, diabetes and metabolism and other indications.

Safe Harbor Statement

This press release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act, and Section 21E of the Securities Exchange Act of 1934, as amended. All forward-looking statements, including, without limitation, statements about the completion and timing of the public offering and the concurrent private placement, are based on management’s current assumptions and expectations and involve risks, uncertainties and other important factors, including Lexicon’s ability to meet its capital requirements, successfully conduct preclinical and clinical development and obtain necessary regulatory approvals of sotagliflozin, LX9211 and its other potential drug candidates on its anticipated timelines, successfully commercialize any products for which it obtains regulatory approval, achieve its operational objectives, obtain patent protection for its discoveries and establish strategic alliances, as well as additional factors relating to manufacturing, intellectual property rights, and the therapeutic or commercial value of its drug candidates. Any of these risks, uncertainties and other factors may cause Lexicon’s actual results to be materially different from any future results expressed or implied by such forward-looking statements. Information identifying such important factors is contained under “Risk Factors” in Lexicon’s filings with the SEC, including its annual report on Form 10-K for the year ended December 31, 2021, quarterly report on Form 10-Q for the quarter ended March 31, 2022 and other subsequent disclosure documents filed with the SEC. Lexicon undertakes no obligation to update or revise any such forward-looking statements, whether as a result of new information, future events or otherwise.

For Inquiries:

Mike Kelly

Lexicon Pharmaceuticals

mkelly@lexpharma.com